Exhibit 10.5

AMENDMENT NUMBER ONE

TO THE

FOOT LOCKER 2007 STOCK INCENTIVE PLAN,

AMENDED AND RESTATED AS OF MAY 21, 2014

WHEREAS, Foot Locker, Inc. (the “Company”) maintains the Foot Locker 2007 Stock Incentive Plan, Amended and Restated as of May 21, 2014 (the “Plan”);

WHEREAS,  pursuant to Section 12(f)  of the Plan, the Compensation and Management Resources Committee of the Board of Directors of the Company (the “Committee”) may at any time and from time to time amend the Plan; and

WHEREAS, effective as of March 22, 2017, the Committee desires to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective as of March 22, 2017, as follows:

1. The first sentence of Section 6(a)(4) of the Plan is hereby amended to be and read as follows:

“Method and time of Payment.  The Option price shall be payable upon exercise, as follows:  (i) in cash or by check, bank draft or money order payable to the order of Foot Locker, (ii) a cashless exercise through a broker (in accordance with a methodology determined by the Committee and consistent with the Sarbanes-Oxley Act of 2002 and any other applicable law), (iii) in shares of Stock by means of a Stock Swap (as described below), or (iv) in a combination of cash and Stock.”

2.	Section 12(e) of the Plan be, and it hereby is, amended to be and read as follows:

“Withholding Taxes.   Where a Participant or other person is entitled to receive shares of Stock pursuant to the exercise of an Option or is otherwise entitled to receive shares of Stock or cash pursuant to an Award hereunder, the Company shall have the right to require the Participant or such other person to pay to the Company the amount of any taxes which the Company may be required to withhold before delivery to such Participant or other person of cash or a certificate or certificates representing such shares, or otherwise upon the grant, vesting, exercise or disposition of shares pursuant to an Option or Award.

“Unless otherwise prohibited by the Committee or by applicable law, a Participant may satisfy any such withholding tax obligation by any of the following methods, or by a combination of such methods: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares of Stock or cash otherwise payable to such Participant (1) one or more of such shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation as calculated by the Company or (2) cash in an amount less than or equal to the amount of the total withholding tax obligation; or (c) delivering to the Company previously acquired shares of Stock (none of which shares may be subject to any claim, lien, security interest, community property right or other right of spouses or present or former family members, pledge, option, voting agreement or other restriction or encumbrance of any nature whatsoever) having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation. A Participant’s election to pay his or her withholding tax obligation (in whole or in part) by the method described in (b)(1) above is irrevocable once it is made.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed this 23rd day of March 2017.

FOOT LOCKER, INC.

By: /s/ Sheilagh M. Clarke
Sheilagh M. Clarke
Senior Vice President,
General Counsel and Secretary